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                                                                   EXHIBIT 10.13

June 1, 2006

Mr. James Baum
95 Hager Lane
Boxborough, MA 01719

Dear Jim:

I am pleased to offer you the position of President and Chief Operating Officer of the Company. The date of the commencement of your employment will be on or about June 26, 2006. Shortly following the commencement of your employment, you will be presented for election as a member of the Board of Directors of the Company.

Your annual base salary will initially be $300,000, payable semi-monthly. Your salary may be adjusted from time to time in accordance with normal business practice of the Company. You will be eligible to participate in the Company's management incentive plan or other management bonus plans that may be established by the Company from time to time. For the fiscal year ending January 31, 2007, (i) your target bonus shall be a pro-rated portion, based on the percentage of the fiscal year for which your are employed by the Company, of $125,000 and (ii) your bonus arrangements shall otherwise be the same as those applicable to Jit Saxena, Chairman and CEO of the Company.

Promptly following the commencement of your employment with the Company, you shall be granted an option under the Company's 2000 Stock Incentive Plan to purchase 2,900,000 shares of common stock of the Company at an exercise price equal to the fair market value of the common stock on the date of grant (currently $1.25 per share). Subject to your continued employment by the Company, this option (i) shall become exercisable over a five-year period, with 20% vesting on the first anniversary of the date of grant and the balance vesting quarterly over the next four years, (ii) shall become vested for an additional 20% (if you've been employed for at least one year) or 10% (if you've been employed for less than one year) of the shares covered by the option in the event of an acquisition of the Company, and (iii) shall otherwise be upon the customary terms and conditions applicable to Company stock options.

In the event that your employment is terminated by the Company without Cause (as defined below), you will continue to receive, for a period of one year after the termination of your employment, semi-monthly payments equal to the total of your annual base salary at the time of termination plus the amount of the bonus paid to you with respect to the prior fiscal year (provided that if your employment is terminated without Cause prior to the full payment of bonuses for the fiscal year ending January 31, 2008, such prior bonus payment shall be deemed to be $125,000). Your insurance benefits will continue during that year.

In the event that, following an acquisition of the Company (as defined in your stock option agreement) your employment is terminated by the Company without Cause or by you for Good Reason (as defined below), you will receive the severance payments provided for in the preceding paragraph and any unvested stock options held by you shall accelerate in full.

"Cause" shall mean a good faith finding by the Company that (a) you have breached any of your material legal or contractual obligations to the Company (other than as a result of incapacity) which breach (i) has not been cured by you within 10 business days following written notice by the Company to you notifying

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you of such breach and (ii) would have a material adverse effect on the Company, or (b) you have engaged in grossor persistent misconduct with respect to the Company, or (c) you have been convicted of or pleaded guilty or nolo contendere to (i) any misdemeanor relating to the affairs of the Company which is injurious to the Company or (ii) any felony. "Good Reason" shall mean (a) a reduction of more than 15% in your annual base salary, (b) a significant diminution in your authority and duties, without your prior consent, such that your employment duties and responsibilities are no longer of an executive nature or (c) the relocation of your principal place of employment to a location that is more than 30 miles further away from your residence than is your current principal place of employment. The payment to you of the severance provided for above shall be conditioned on your execution of a release of claims against the Company in a form satisfactory to the Company.

You are eligible, from your date of hire, to participate in the Company's medical and dental health programs for individual or family health insurance, as well as 401K, Flexible Spending, and EyeMed Vision Care. You will receive a complete package of information regarding these programs as well as enrollment information during employee orientation.

The Immigration Reform and Control Act of 1986 (IRCA) requires that the Company, like all employers, verify the employment authorization of every employee hired in order to determined if the individual is legally authorized to work in the United States. The verification process requires that all new employees complete and sign an Employment Eligibility Verification Form (Form I9) certifying United States citizenship or authorization to work in the United States. It also requires that employers examine specific documents that the employee must provide within three days of starting work or within twenty days if proof is presented that a request has been made to the appropriate agency for the necessary documents.

This offer is contingent on compliance with the IRCA and your execution of the Company's standard forms of Inventions and Non-Disclosure Agreement and Non-Competition Agreement. You acknowledge that the Company would not offer you employment or grant you the stock option provided for above if you were not willing to be bound by the terms of those Agreements. Your employment at the Company is at-will, meaning that you or the Company can terminate the employment at anytime with or without notice (subject to the severance arrangements described above).

You represent to the Company that you are not bound by any agreement with a previous employer or other party that you would violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

On behalf of everyone here at Netezza, I am very pleased to offer you this position. We welcome you to our company and know your contributions will help make Netezza a fantastic success.

Please sign your acceptance of this offer below and return one full set of documents found herewith. Please retain one set of copies for your records. If you have any questions please contact me at (508) 665-6842.

Sincerely,


/s/ Jit Saxena
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Jit Saxena
President and CEO                       Accepted: /s/ Jim Baum            6/5/06
                                                  -----------------------
                                                  Jim Baum